LightPath Technologies Announces Profitable Fourth Quarter

11% Increase in Revenues is Accompanied by 11% Rise in Backlog

Achieves Largest Quarterly Net Income in Two Fiscal Years

ORLANDO, Fla., Aug. 30, 2012 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2012.

(Logo: http://photos.prnewswire.com/prnh/20120202/FL45310LOGO )

Fourth Quarter Highlights:

  Net Income was $196,000, or $0.02 per share for the quarter compared to $429, or $0.00 per share in the fourth quarter of fiscal 2011.
  12-month backlog was $4.89 million as of June 30, 2012, an increase of 26% or $1.02 million from June 30, 2011.
  Revenue for the fourth quarter of fiscal 2012 increased 11% to $3.10 million compared to $2.78 million for the fourth quarter of fiscal 2011.
  Gross margin for the quarter remained at 40% as compared to the fourth quarter of fiscal 2011.
  EBITDA increased 72% to $485,000 compared to $281,000 in the fourth quarter of fiscal 2011.
  Cash on hand as of June 30, 2012 was $2.35 million as compared to $929,000 on June 30, 2011.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "I am pleased to report top-and bottom-line improvement for our fourth quarter, driven by strength in demand for our custom optics and in particular our products designed for the telecom markets. Gross margin improved over each of the previous two quarters by 25% and has returned to 40%, due in part to cost reductions we implemented in April 2012 and an increase in revenue. EBITDA increased by 72% to $485,000 and we had positive operating cash flow for the fourth quarter of $309,000 before taking into account the proceeds we raised in our June 2012 private placement. The combination of increased sales volume and lower costs resulted in net income of $196,000, our highest quarterly net income since the fourth quarter of fiscal 2010. For the year, we demonstrated strong operating leverage with increases in both EBITDA and sales, and we reduced our net loss by 46%."

Mr. Gaynor added, "LightPath has increased its revenue and grown its backlog during a challenging period of uncertainty and weakness in the broader markets in which we do business. We continue to serve our markets well, and we expect to continue our growth given the opportunities we see ahead for not only our core business in precision molding, but particularly in the infrared markets. Our recently completed private placement has provided us with the opportunity to add the appropriate capacity to bring our exciting next generation of infrared products to market, and we are currently in the process of adding the equipment that will enable us to capitalize on diverse opportunities that we see ahead for such products and technology."

Financial Results for Three Months Ended June 30, 2012

Revenue for the fourth quarter of fiscal 2012 totaled approximately $3.10 million compared to approximately $2.78 million for the fourth quarter of fiscal 2011, an increase of 11%. This increase was primarily attributable to revenue from the Company's telecom products and custom optics which includes revenue from a large purchase order from the Raytheon Vision Systems ("Raytheon"). Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lenses product line, particularly low cost lenses being sold in Asia and from infrared and collimator products. Infrared products, now being designed and introduced are expected to accelerate the Company's growth more meaningfully beginning in fiscal 2013 and continuing in fiscal 2014.

The gross margin percentage in the fourth quarter of fiscal 2012 was 40%, unchanged compared to the fourth quarter of fiscal 2011. Total manufacturing costs of $1.88 million increased by approximately $209,000 in the fourth quarter of fiscal 2012 compared to the same period of the prior fiscal year due to increased revenues. Direct costs, which include material, labor and services, were 22% of revenue in the fourth quarter of fiscal 2012, as compared to 30% of revenue in the fourth quarter of fiscal 2011.

During the fourth quarter of fiscal 2012, total costs and expenses increased by approximately $22,000 compared to the same period of the prior year. Selling, general and administrative expenses were $860,000 for the fourth quarter of fiscal 2012. Total operating income for the fourth quarter of fiscal 2012 was approximately $111,000 compared to $22,000 for the same period in fiscal 2011.

Net income for the fourth quarter of fiscal 2012 was $196,000 or $0.02 per basic and diluted common share, compared with a net income of $429 or $0.00 per basic and diluted common share for the same period in fiscal 2011. Weighted-average basic shares outstanding increased to 10,384,899 in the fourth quarter of fiscal 2012 compared to 9,714,156 in the fourth quarter of fiscal 2011 which is primarily due to the issuance of shares of common stock in the June 2012 private placement, shares issued for the payment of interest on our convertible debentures, the shares issued for our employee stock purchase plan and the shares issued upon the exercise of incentive stock options.

Financial Results for Year Ended June 30, 2012

Revenue for fiscal year 2012 was approximately $11.28 million compared to approximately $10.00 million for fiscal 2011, an increase of 13%. This increase was primarily attributable to revenue from the Raytheon purchase order, and sales of precision molded lenses for the telecom and laser tool markets and custom optics. The number of units of precision molded optics sold increased by 13% due to the Company's continuing pursuit of the low-cost, high-volume lens business. Growth in sales going forward is expected to be derived primarily from LightPath's precision molded optics product line, particularly its low cost lenses sold in Asia, and its infrared and collimator product lines.

Gross margin percentage for fiscal year 2012 decreased to 36% compared to 39% in fiscal 2011. Total manufacturing costs of $7.25 million were approximately $1.17 million higher in fiscal 2012 compared to the prior fiscal year. This increase in manufacturing costs resulted from a $576,000 increase in direct costs for materials, labor and outside services due to an increase in revenues, a $171,000 increase in labor costs for our collimator and infrared products as we continue to ramp up the development of these products, and a $293,000 increase in tooling costs. Direct costs, which include material, labor and services, were 25% of revenue in fiscal year 2012, as compared to 27% of revenue in fiscal year 2011.

During fiscal year 2012, total costs and expenses increased $180,000 to approximately $4.96 million compared to approximately $4.78 million for fiscal year 2011. As a result, total operating loss for fiscal year 2012 increased to a loss of approximately $924,000 compared to a loss of $857,000 for fiscal year 2011.

Net loss for fiscal year 2012 was approximately $865,000 or $0.09 per basic and diluted common share, compared with a net loss of approximately $1.60 million or $0.17 per basic and diluted common share for fiscal year 2011. Weighted-average basic shares outstanding increased to 9,861,596 in fiscal year 2012 compared to 9,533,558 in fiscal year 2011, which is primarily due to the issuance of shares of common stock in the June 2012 private placement, the shares issued as payment of interest due on the Company's convertible debentures and the shares issued for our employee stock purchase plan.

Cash and cash equivalents totaled approximately $2.35 million as of June 30, 2012. The current ratio as of June 30, 2012 was 3.59 to 1 compared to 3.01 to 1 as of June 30, 2011. Total stockholders' equity as of June 30, 2012 totaled approximately $4.00 million compared to $4.04 million as of June 30, 2011.

As of June 30, 2012, our 12-month backlog, was $4.89 million compared to $3.87 million as of June 30, 2011.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, August 30th at 4:30 p.m. EDT to discuss the Company's financial and operational performance for the fourth quarter of fiscal 2012.

Conference Call Details

Date: Thursday, August 30, 2012
Time: 4:30p.m. (EDT)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, loss on extinguishment of debt and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	June 30,	June 30,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$2,354,087	$928,900
Trade accounts receivable, net of allowance of $18,214 and $7,245	2,133,079	1,833,044
Inventories, net	1,513,384	1,622,637
Other receivables	41,000	30,943
Prepaid interest expense	7,250	7,250
Prepaid expenses and other assets	201,459	189,630
Total current assets	6,250,259	4,612,404

Property and equipment, net	1,920,950	2,373,022
Intangible assets, net	68,265	101,133
Debt costs, net	3,882	7,180
Other assets	27,737	27,737
Total assets	$8,271,093	$7,121,476
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,129,708	$928,790
Accrued liabilities	183,910	123,705
Accrued payroll and benefits	386,234	481,318
Deferred revenue	37,750	—
Capital lease obligation, current portion	3,602	—
Total current liabilities	1,741,204	1,533,813

Capital lease obligation	6,903	—
Deferred rent	345,726	464,262
Warrant liability	1,087,296	—
8% convertible debentures to related parties	1,012,500	1,012,500
8% convertible debentures	75,000	75,000
Total liabilities	4,268,629	3,085,575

Stockholders' equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 11,711,952 and 9,713,099
shares issued and outstanding, respectively	117,120	97,131
Additional paid-in capital	208,410,216	207,636,440
Accumulated other comprehensive income	88,258	50,593
Accumulated deficit	(204,613,130)	(203,748,263)
Total stockholders' equity	4,002,464	4,035,901
Total liabilities and stockholders' equity	$8,271,093	$7,121,476

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations and Comprehensive Income

	(unaudited)
	Three months ended		Year ended
	June 30,		June 30,
	2012	2011	2012	2011
Product sales, net	$ 3,104,120	$2,784,550	11,284,869	$10,000,602
Cost of sales	1,875,505	1,666,656	7,250,098	6,078,829
Gross margin	1,228,615	1,117,894	4,034,771	3,921,773
Operating expenses:
Selling, general and administrative	859,798	842,065	3,880,667	3,771,643
New product development	249,641	258,249	1,045,535	995,087
Amortization of intangibles	8,217	8,217	32,868	32,868
Gain on sale of property and equipment	—	(12,729)	—	(20,480)
Total costs and expenses	1,117,656	1,095,802	4,959,070	4,779,118
Operating income (loss)	110,959	22,092	(924,299)	(857,345)
Other income (expense):
Interest expense	(21,809)	(22,171)	(88,729)	(170,585)
Interest expense - debt discount	—	(103)	—	(316,693)
Interest expense - debt costs	(850)	(784)	(3,298)	(118,977)
Loss on extinguishment of debt	—	—	—	(131,784)
Change in fair value of warrant liability	103,364	—	103,364	—
Other income (expense), net	4,200	1,395	48,095	(6,579)
Total other expense, net	84,905	(21,663)	59,432	(744,618)
Net income (loss)	$ 195,864	$ 429	$ (864,867)	$ (1,601,963)
Income (loss) per common share (basic)	$ 0.02	$ 0.00	$ (0.09)	$ (0.17)
Number of shares used in per share calculation	10,384,899	9,714,156	9,861,596	9,533,558
(basic)
Income (loss) per common share (diluted)	$ 0.02	$ 0.00	$ (0.09)	$ (0.17)
Number of shares used in per share calculation	11,311,701	10,333,828	9,861,596	9,533,558
(diluted)
Foreign currency translation adjustment	16,531	29,406	37,665	27,127
Comprehensive income (loss)	$ 212,395	$ 29,835	$ (827,202)	$ (1,574,836)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	Year ended
	June 30,
	2012	2011
Cash flows from operating activities
Net loss	$ (864,867)	$ (1,601,963)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,124,038	912,929
Interest from amortization of debt discount	—	316,693
Interest from amortization of debt costs	3,298	118,977
Warrants issued to consultant	7,500	—
Gain on sale of property and equipment	—	(20,480)
Stock based compensation	272,044	246,149
Change in provision for doubtful accounts receivable	10,969	(15,685)
Change in value of warrant liability	(103,364)	—
Deferred rent	(118,536)	(105,024)
Loss on extinguishment of debt	—	131,784
Changes in operating assets and liabilities:
Trade accounts receivables	(311,004)	(13,296)
Other receivables	(10,057)	(30,943)
Inventories	109,253	(484,959)
Prepaid expenses and other assets	82,671	194,663
Accounts payable and accrued liabilities	166,039	446,057
Deferred revenue	37,750	—
Net cash provided by operating activities	405,734	94,902
Cash flows from investing activities
Purchase of property and equipment	(628,593)	(908,391)
Proceeds from sale of equipment	—	20,480
Net cash used in investing activities	(628,593)	(887,911)
Cash flows from financing activities
Proceeds from exercise of stock options	—	7,634
Proceeds from sale of common stock, net of costs	1,596,786	—
Proceeds from sale of common stock from employee stock purchase plan	13,595	12,137
Costs associated with conversion of debentures	—	(6,749)
Repayments of debentures	—	(14,250)
Exercise of warrants	—	231,659
Net cash provided by financing activities	1,610,381	230,431
Effect of exchange rate on cash and cash equivalents	37,665	27,127
Increase (decrease) in cash and cash equivalents	1,425,187	(535,451)
Cash and cash equivalents, beginning of period	928,900	1,464,351
Cash and cash equivalents, end of period	$ 2,354,087	$ 928,900

Supplemental disclosure of cash flow information:
Interest paid in cash	$ 1,670	$ 2,236
Income taxes paid	4,174	4,429
Supplemental disclosure of non-cash investing & financing activities:
Convertible debentures converted into common stock	$ -	$ 832,500
Prepaid interest on convertible debentures through the issuance of	87,000	—
common stock
Fair value of warrants issued to consultant	15,000	—
Premium from debt exchange for common stock	—	42,719

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at June 30, 2010	8,971,638	$ 89,716	$206,277,806	$ 23,466	$(202,146,300)	$4,244,688

Issuance of common stock for:
Employee Stock Purchase Plan	7,854	78	12,059	—	—	12,137
Exercise of employee stock options	7,270	73	7,560	—	—	7,633
Conversion of debentures, net of costs	540,592	5,406	820,346	—	—	825,752
Cashless exercise of warrants	56,695	567	(567)	—	—	—
Exercise of warrants	129,050	1,291	230,368	—	—	231,659
Stock based compensation on stock
options and restricted stock units	—	—	246,149	—	—	246,149
Premium from debt exchange	—	—	42,719	—	—	42,719
Net loss	—	—	—	—	(1,601,963)	(1,601,963)
Foreign currency translation adjustment	—	—	—	27,127	—	27,127
Balance at June 30, 2011	9,713,099	$ 97,131	$207,636,440	$ 50,593	$(203,748,263)	$4,035,901
Issuance of common stock for:
Employee stock purchase plan	13,169	132	13,463	—	—	13,595
Interest payment on convertible debentures	41,832	418	86,582	—	—	87,000
Warrant issued for consulting services	—	—	15,000	—	—	15,000
Stock based compensation on stock
options and restricted stock units	—	—	272,044	—	—	272,044
Sale of common stock and warrants, net	1,943,852	19,439	386,687	—	—	406,126
Net loss	—	—	—	—	(864,867)	(864,867)
Foreign currency translation adjustment	—	—	—	37,665	—	37,665
Balance at June 30, 2012	11,711,952	$ 117,120	$208,410,216	$ 88,258	$(204,613,130)	$4,002,464

LIGHTPATH TECHNOLOGIES, INC.
EBITDA

	(Unaudited)
	Three months ended		Year ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss)	$ 195,864	$ 429	$ (864,867)	$ (1,601,963)
Depreciation and amortization	266,317	257,798	1,124,038	912,929
Loss on extinguishment of debt	—	—	—	131,784
Interest expense	22,659	23,058	92,027	606,255
EBITDA	$ 484,840	$ 281,285	$ 351,198	$ 49,005

Contacts:
Jim Gaynor, President & CEO	Dorothy Cipolla, CFO
LightPath Technologies, Inc.	LightPath Technologies, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305
Email: jgaynor@lightpath.com	Email: dcipolla@lightpath.com
Web: www.lightpath.com	Web: www.lightpath.com

Brett Maas, Managing Partner
Hayden IR
Tel: 646-536-7331
Email: Brett@haydenir.com
Web: www.haydenir.com